Exhibit 99.2

FOR IMMEDIATE RELEASE
May  13, 1998


CONTACT:
Ann Greer Rector
Senior Vice President
Chief Financial Officer


(804) 527-5651


Owens & Minor Closes Placement of
$120 Million Term Convertible Securities

Richmond, Va....Owens & Minor, Inc. (NYSE-OMI) announced today the completion of a private placement of $120 million of 5.375% Term Convertible Securities, Series A (TECONSsm), of Owens & Minor Trust I (O&M Trust), a Delaware business trust created by Owens & Minor for the purpose of this transaction.

The TECONS are convertible into common shares of Owens & Minor at a rate of
2.4242 common shares for each TECONS. The conversion price of $20.625 per share represents a 25 percent premium over the closing price of the common shares on May 7, 1998. O&M Trust used the proceeds of the sale to purchase Junior Subordinated Debentures of Owens & Minor due April 30, 2013. Owens & Minor is using substantially all of the net proceeds of the sale to repurchase 1,150,000 shares of its Series B Preferred Stock. The balance of net proceeds will be used to fund ongoing working capital requirements of the company.

The initial purchasers of the TECONS were J.P. Morgan Securities Inc., Donaldson, Lufkin & Jenrette Securities Corp. and Merrill Lynch, Pierce, Fenner & Smith Inc. TECONS is a service mark of J.P. Morgan & Co.

The TECONS have not been registered under the Securities Act of 1933 and may not be resold absent registration or an applicable exemption from registration. This announcement is neither an offer to sell nor the solicitation of an offer to buy the securities.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Va., is the nation's largest distributor of national branded medical/surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For copies of Owens & Minor's news releases, contact Company News On-Call at (800) 758-5804, ext. 667125, for fax-on-demand, or access www.prnewswire.com on the World Wide Web. For more information about Owens & Minor, as well as news releases, visit the company's Web site at www.owens-minor.com.